Exhibit 99.1

Tidewater Elects Mr. Larry T. Rigdon Chairman of the Board and Announces Reduction in Board Size

HOUSTON—(BUSINESS WIRE)—October 30, 2019 - Tidewater Inc. (NYSE: TDW) (“Tidewater” or the “Company”) is pleased to announce that Mr. Larry T. Rigdon has been elected Chairman of the Board of Tidewater Inc. effective October 28th. Mr. Rigdon replaces Dr. Thomas R. Bates, Jr., who has recently resigned from the board.

Mr. Rigdon has been a member of the Tidewater Board of Directors since August 2017. He has extensive prior experience as an executive at Tidewater.    Mr. Rigdon served as Interim Chief Executive Officer of Tidewater for the five-month period ended March 2018 and had previously joined the Company in 1992 upon the merger with Zapata Gulf Marine Corporation. After successive roles of increasing responsibility, he left the Company as Executive Vice President in 2002. He then successfully founded and grew Rigdon Marine Corporation to an owner of 28 offshore service vessels, selling the company in June 2008 to GulfMark Offshore, Inc. (“GulfMark”), where he became a board member thereof until 2010. Mr. Rigdon also currently serves as a director of Professional Rental Tools, LLC.

Coincident with the merger of Tidewater and GulfMark in 2018, the Tidewater board was expanded from seven to ten members. Since then, the board has been in a process of determining its optimal size and composition. The board determined that operational efficiency is a key success factor for the Company as it addresses long-standing challenges facing the OSV industry and executes on the opportunities afforded the industry’s best-capitalized and leading global operator. In this regard, the board is committed to lead by example and will “do more with less”. The board believes a smaller board will not only be more cost-effective, but will enable the board to be more responsive and efficient as it advances the Company’s strategic goals. Accordingly, the board committed to a reduction in its size to seven members at the next annual meeting of stockholders.

Additionally, the Company announces that the size of the board has been reduced from ten to eight members effective immediately. The immediate reduction in board size is the result of the resignation of Dr. Thomas R. Bates, Jr. and Mr. Steven L. Newman. These resignations were not the result of any known disagreements between the resigning directors and management or the board of Tidewater.

In connection with these changes, the board has appointed, effective immediately, Ms. Randee E. Day to be Chairwoman of the Nominating & Governance Committee, Mr. Louis A. Raspino to be Chairman of the Compensation Committee, and has confirmed Mr. Dick H. Fagerstal as Chairman of the Audit Committee.

The seven directors that the Tidewater board intends to nominate for election at the 2020 annual meeting of stockholders are: Randee E. Day, Dick H. Fagerstal, Quintin V. Kneen, Louis A. Raspino, Larry T. Rigdon, Robert P. Tamburino and Kenneth H. Traub.

Larry T. Rigdon, Chairman of the Board of Tidewater, commented, “I am thrilled to be taking over the leadership of the Tidewater board at this important time in the company’s history. The board made an important decision recently in appointing Quintin V. Kneen as our President and Chief Executive Officer, and he has our complete support. Quintin is already doing a fantastic job in leading Tidewater with improved capital discipline and accountability, more efficient operations and expanding strategic opportunities. With our streamlined and focused board and the strong management team led by Quintin, I am confident that Tidewater is well-positioned for long-term success.”

Quintin V. Kneen, Tidewater’s President and Chief Executive Officer, commented, “Market conditions across all of our operating areas are showing signs of recovery. Although the industry remains oversupplied, the potential to create long-term value through consolidation and disciplined capital management is clearer today than it has been in the past 5 years. We have been aggressively restructuring our shore base operations and our management structure over the past two months to improve the efficiency and scalability of our operations. Our strong balance sheet, combined with the successful rollout in October of our enhanced information system, positions Tidewater as the only market participant with a scalable global infrastructure capable of significant consolidation in the offshore support vessel industry.”

About Tidewater

Tidewater owns and operates the largest fleet of Offshore Support Vessels in the industry, with over 60 years of experience supporting offshore energy exploration and production activities worldwide.

FORWARD-LOOKING STATEMENTS

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Tidewater notes that certain statements set forth in this presentation provide other than historical information and are forward looking. The unfolding of future economic or business developments may happen in a way not as anticipated or projected by Tidewater and may involve numerous risks and uncertainties that may cause Tidewater’s actual achievement of any forecasted results to be materially different from that stated or implied in the forward-looking statement. Among those risks and uncertainties, many of which are beyond the control of Tidewater include, without limitation the anticipated synergies with respect to the combination of Tidewater and GulfMark; fluctuations in worldwide energy demand and oil and gas prices; fleet additions by competitors and industry overcapacity; customer actions including changes in capital spending for offshore exploration, development and production and changes in demands for different vessel specifications; acts of terrorism and piracy; the impact of potential information technology, cybersecurity or data security breaches; significant weather conditions; unsettled political conditions, war, civil unrest and governmental actions, especially in higher political risk countries where we operate; labor changes proposed by international conventions; increased regulatory burdens and oversight; changes in law, economic and global financial market conditions, including the effect of enactment of U.S. tax reform or other tax law changes, trade policy and tariffs, interest and foreign currency exchange rate volatility, commodity and equity prices and the value of financial assets; and enforcement of laws related to the environment, labor and foreign corrupt practices. Readers should consider all of these risk factors, as well as other information contained in Tidewater’s form 10-Ks and 10-Qs.

Contacts

Tidewater Inc. Investor Relations

Quintin Kneen

+1-713-470-5300

SOURCE: Tidewater Inc.